Pursuant to Rule 424(b)(3)

File No. 333-129028

SECOND SUPPLEMENT TO PROSPECTUS

DATED OCTOBER 27, 2005

9,450,000 Shares

Common Stock

The prospectus dated October 27, 2005, relating to the offer and sale, from time to time, of up to 9,450,000 shares of Metabasis Therapeutics, Inc. common stock, including common stock issuable upon exercise of warrants, as supplemented by the Supplement to Prospectus dated December 23, 2005, is hereby further supplemented as follows to restate, in its entirety, the “Selling Stockholders” section on pages 26-31 of the Prospectus.

The date of this prospectus supplement is August 18, 2006.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock which have been sold to the selling stockholders identified below or that may be issued upon exercise of the warrants which have been issued to the selling stockholders identified below.  Pursuant to a securities purchase agreement dated as of September 30, 2005 among us and the selling stockholders, we issued and sold, for an aggregate purchase price of approximately $41.3 million:

•                  an aggregate of 7,000,000 shares of our common stock, and

•                  warrants to purchase an aggregate of 2,450,000 shares of our common stock at an exercise price of $6.74 per share, which warrants become exercisable 180 days following the date of issuance and expire five years from the date of issuance.

The table below presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus.  The shares of common stock covered, as to their resale, under this prospectus include shares of common stock sold in the financing and issuable upon exercise of warrants sold in the financing.

This table is prepared based in part on information supplied to us by the selling stockholders identified below as of September 30, 2005.  The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the exercise of all the warrants for common stock issued under the September 30, 2005 securities purchase agreement.  In addition, the table assumes that the selling stockholders sell all of such shares.  However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales.  Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Exchange Act, except that it also includes warrants held by the selling stockholders that become exercisable greater than 60 days following September 30, 2005.

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being	Shares Beneficially Owned After Offering (1)
Selling Stockholders	Number	Percent	Offered (2)	Number	Percent
14159, L.P. (3)	18,853	*	14,681	4,172	*
Baker Biotech Fund I, L.P. (4)	214,830	*	60,571	154,259
Baker Brothers Life Sciences, L.P. (5)	647,170	2.5%	350,011	297,159	*
Baker Bros. Investments II, L.P. (6)	20,448	*	5,390	15,058	*
Biotechnology Value Fund II (7)(8)	109,269	*	109,269	—	—
Biotechnology Value Fund, L.P. (8)(9)	172,530	*	172,530	—	—
BVF Investments, LLC (8)(10)	264,546	1.0%	264,546	—	—
Capital Ventures International (11)	229,500	*	229,500	—	—
Deerfield International Limited (12)	649,662	2.5%	598,806	50,856	*
Deerfield Partners, L.P. (13)	599,688	2.3%	552,744	46,944	*
DLJ Capital Corporation (14)(15)	26,589	*	5,202	21,387	*
Domain Public Equity Partners, L.P. (16)	344,250	1.4%	344,250	—	—
Federated Kaufmann Fund, A Portfolio of Federated Equity Funds (17)	3,454,650	13.2%	3,454,650	—	—
InterWest Investors VII, L.P. (18)(19)	145,612	*	26,321	119,291	*
InterWest Partners VII, L.P. (19)(20)	3,040,686	11.8%	549,617	2,491,069	9.7%
Investment 10, LLC (8)(21)	28,755	*	28,755	—	—
Judith S. Sandler (22)	22,950	*	22,950	—	—

Maverick Fund II, Ltd. (23)	547,305	2.2%	339,803	207,502	*
MPM Asset Management Investors 2000 B LLC (24)(25)	83,878	*	14,640	69,238	*
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (25)(26)	1,282,585	5.0%	223,856	1,058,729	4.2%
MPM BioVentures II, L.P. (25)(27)	401,991	1.6%	70,180	331,811	1.3%
MPM BioVentures II-QP, L.P. (25)(28)	3,643,164	14.1%	635,864	3,007,300	11.7%
Red Abbey Venture Partners (QP), L.P. (29)(30)	172,897	*	172,897	—	—
Red Abbey Venture Partners, L.P. (30)(31)	48,102	*	48,102	—	—
Red Abbey CEO’s Fund, L.P. (30)(32)	9,376	*	9,376	—	—
Special Situations Cayman Fund L.P. (33)(34)	151,035	*	46,035	105,000	*
Special Situations Fund III, L.P. (34)(35)	599,740	2.4%	184,140	415,600	1.6%
Special Situations Private Equity Fund L.P.(34) (36)	230,175	*	230,175	—	—
Sprout Capital IX, L.P. (15)(37)	2,203,966	8.6%	434,024	1,769,942	6.9%
Sprout Entrepreneurs Fund, L.P. (15)(38)	8,684	*	1,710	6,974	*
Sprout IX Plan Investors, L.P. (15)(39)	116,136	*	19,815	96,321	*
Tang Capital Partners, L.P. (40)	178,150	*	170,000	8,150	*
Crestview Capital Master LLC (41)	59,500	*	59,500	—	*

*	Less than 1%

(1)

Shares beneficially owned include (a) shares of common stock and (b) shares of common stock issuable upon exercise of warrants.  Percentages are based on 25,235,013 shares of our common stock that were outstanding on September 30, 2005, as adjusted to give effect to the sale of 7,000,000 shares of our common stock and warrants to purchase 2,450,000 shares of our common stock pursuant to the September 30, 2005 securities purchase agreement.  In calculating the percentage for each selling security holder, the shares represented by item (b) above are treated as shares outstanding for that selling security holder but are not treated as outstanding for any other person.

(2)

Number of shares beneficially owned include 2,450,000 shares of common stock issuable upon exercise of warrants received pursuant to the September 30, 2005 securities purchase agreement that are not currently exercisable within 60 days of September 30, 2005 but that will become exercisable 180 days after September 30, 2005.

(3)

Includes 3,806 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Julian Baker and Felix Baker are managing members of 14159 Capital, L.P. and 14159 Capital (GP), LLC, the general partners of 14159, L.P., and disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(4)

Includes 15,703 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Julian Baker and Felix Baker are managing members of Baker Biotech Capital, L.P. and Baker Biotech Capital (GP), LLC, the general partners of Baker Biotech Fund I, L.P., and disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(5)

Includes 90,768 shares of common stock issuable upon exercise of warrants which were originally issued pursuant to the September 30, 2005 securities purchase agreement and were subsequently transferred to Baker Brothers

Life Sciences, L.P. Julian Baker and Felix Baker are managing members of Baker Brothers Life Sciences, L.P. and disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(6)

Includes 1,397 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Julian Baker and Felix Baker are managing members of Baker Biotech Capital, L.P. and Baker Biotech Capital (GP), LLC, the general partners of Baker Bros. Investments II, L.P., and disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(7)	Includes 28,329 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(8)

BVF Partners, L.P. is the general partner of Biotechnology Value Fund II, Biotechnology Value Fund, L.P., BVF Investments, LLC and Investment 10, LLC.  Mark Lampert is the president of BVF, Inc., the general partner of BVF Partners, L.P., and has voting and investment control over the shares owned by Biotechnology Value Fund II, Biotechnology Value Fund, L.P., BVF Investments, LLC and Investment 10, LLC and disclaims beneficiary ownership of such shares except to the extent of his pecuniary interest therein.

(9)	Includes 44,730 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(10)	Includes 68,586 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(11)

Includes 59,500 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Capital Ventures International is affiliated with members of the National Association of Securities Dealers, Inc., or NASD, and has represented to us that the shares and warrants held by it were purchased in the ordinary course of business and that at the time of purchase of the shares and warrants held by it, it was not aware of any agreements or understandings, directly or indirectly, with any person to distribute the shares held by it or the common stock issuable upon exercise of the warrants held by it.

(12)	Includes 155,246 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(13)	Includes 143,304 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(14)

Includes 1,349 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 2,809 shares of common stock that DLJ Capital Corporation has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(15)

DLJ Capital Corporation and Credit Suisse First Boston Equity, Inc. are wholly owned subsidiaries of Credit Suisse First Boston (USA), Inc., the sole member of Credit Suisse First Boston LLC, a member of the NASD, and have represented to us that the shares and warrants held by them were purchased in the ordinary course of business and that at the time of purchase of the shares and warrants held by them, they were not aware of any agreements or understandings, directly or indirectly, with any person to distribute the shares held by them or the common stock issuable upon exercise of the warrants held by them.  DLJ Capital Corporation is the managing partner of Sprout Capital IX, L.P., DLJ Associates IX, L.P. is a general partner of Sprout Capital IX, L.P., and Credit Suisse First Boston (USA), Inc. is a limited partner of Sprout Capital IX, L.P.  DLJ Capital Corporation is the general partner of Sprout Entrepreneurs Fund, L.P.  Credit Suisse First Boston Equity, Inc. wholly owns DLJ LBO Plans Management Corporation II, the general partner of Sprout IX Plan Investors, L.P.

(16)

Includes 89,250 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Nicole Vitullo and Domain Associates, LLC are the managing members of Domain Public Equity Associates, LLC, the sole general partner of Domain Public Equity Partners, L.P.  James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Robert J. More and Nicole Vitullo are the managing members of Domain Associates, LLC and share voting and investment control over the shares held by Domain Public Equity Partners, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(17)

Includes 895,650 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Federated Kaufmann Fund is an affiliate of Federated Investors, a member of the NASD.  Federated Kaufmann Fund has represented to us that the shares and warrants held by it were purchased in the ordinary course of business and that at the time of purchase of the shares and warrants held by it, it was not aware of any agreements or understandings, directly or indirectly, with any person to distribute the shares held by it or the common stock issuable upon exercise of the warrants held by it.

(18)

Includes 6,824 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 18,568 shares of common stock that InterWest Investors VII, L.P. has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(19)

Arnold L. Oronsky, a member of our board of directors, is a managing director of InterWest Management Partners VII, LLC, the general partner of InterWest Investors VII, L.P. and InterWest Partners VII, L.P. and, together with the other managing directors and venture members of InterWest Management Partners VII, LLC, has shared voting and investment control over the shares owned by InterWest Investors VII, L.P.  and InterWest Partners VII, L.P.  Dr. Oronsky and the other managing directors and venture members disclaim beneficial ownership of the shares owned by InterWest Investors VII, L.P. and InterWest Partners VII, L.P. except to the extent of their pecuniary interest therein.

(20)

Includes 142,493 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 387,740 shares of common stock that InterWest Partners VII, L.P. has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(21)	Includes 7,455 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(22)

Includes 5,950 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Joseph Klein III, Ms. Sandler’s husband, has authorized investment control over the shares owned by Ms. Sandler and also beneficially owns 17,350 shares.  Ms. Sandler disclaims any beneficial ownership in shares held by Mr. Klein except to the extent of her pecuniary interest therein.

(23)

Includes 88,097 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.  Maverick Capital, Ltd., as investment manager of Maverick Fund II, Ltd., has voting and investment control over the shares owned by Maverick Fund II, Ltd.  Maverick Capital, Ltd. does not disclaim beneficial ownership of the securities.  As of September 30, 2005, Maverick Capital, Ltd. also has voting and investment control over an aggregate of 1,083,886 shares owned by other funds managed by Maverick Capital, Ltd.

(24)

Includes 3,795 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 10,365 shares of common stock that MPM Asset Management Investors 2000 B LLC has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(25)

MPM Capital, L.P. is a direct or indirect parent and/or control person of MPM Asset Management II LLC, funds managed or advised by it (including MPM BioVentures II, L.P., MPM BioVentures II-QP, L.P., MPM BioVentures GmbH & Co. Parallel Beteiligungs KG, and MPM Asset Management Investors 2000 B LLC) and the general partners of such funds, and may be deemed to beneficially hold the shares owned by such entities.  Luke B. Evnin, a member of our board of directors, may be deemed to be a control person of MPM Capital, L.P. as a result of his interest in Medical Portfolio Management LLC, the general partner of MPM Capital, L.P.   Dr. Evnin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(26)

Includes 58,037 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 158,504 shares of common stock that MPM BioVentures GmbH & Co. Parallel Beteiligungs KG has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(27)

Includes 18,195 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 49,665 shares of common stock that MPM BioVentures II, L.P. has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(28)

Includes 164,854 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 450,225 shares of common stock that MPM BioVentures II-QP, L.P. has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(29)	Includes 44,825 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(30)

Matt Zuga is the managing member of Red Abbey Venture Partners, LLC, the general partner of Red Abbey Venture Partners (QP), L.P., Red Abbey Venture Partners, L.P. and Red Abbey CEO’s Fund, L.P., and disclaims any beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(31)	Includes 12,471 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(32)	Includes 2,431 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(33)	Includes 11,935 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(34)

David Greenhouse and Austin Marxe are the principal owners of MGP Limited Partnership, a general partner and investment advisor to Special Situations Fund III, L.P., AWM Investment Company, Inc., the general partner of MGP Limited Partnership and the general partner and investment adviser to Special Situations Cayman Fund L.P., and MG Advisers LLC, the general partner and investment advisor to Special Situations Private Equity Fund L.P.  Mr. Greenhouse and Mr. Marxe disclaim beneficial ownership of the shares held by Special Situations Fund III, L.P., Special Situations Cayman Fund L.P. and Special Situations Private Equity Fund L.P. except to the extent of their pecuniary interest therein.

(35)	Includes 47,740 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(36)	Includes 59,675 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement.

(37)

Includes 112,525 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 231,789 shares of common stock that Sprout

Capital IX, L.P. has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(38)

Includes 443 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 913 shares of common stock that Sprout Entrepreneurs Fund, L.P. has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(39)

Includes 5,137 shares of common stock issuable upon exercise of warrants received in connection with the September 30, 2005 securities purchase agreement and 13,380 shares of common stock that Sprout IX Plan Investors, L.P. has the right to acquire within 60 days of September 30, 2005 pursuant to the exercise of warrants.

(40)	Kevin C. Tang has voting and investment control over the shares owned by Tang Capital Partners and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(41)

Includes 59,500 shares of common stock issuable upon exercise of warrants which were originally issued pursuant to the September 30, 2005 securities purchase agreement and were subsequently transferred to Crestview Capital Master LLC.  Crestview Capital Partners, LLC is the sole managing member of Crestview Capital Master LLC and may be deemed to exercise dispositive and voting power with respect to the common stock issuable upon exercise of the warrants owned by Crestview Capital Master LLC and disclaims beneficial ownership of such common stock. Stewart Fink is an owner of Crestview Capital Master LLC and a 100% owner of Dillon Capital, Inc., a registered broker dealer.  Crestview Capital Master LLC has represented to us that the warrants held by it were purchased in the ordinary course of business and that at the time of purchase of the warrants held by it, it was not aware of any agreements or understandings, directly or indirectly, with any person to distribute the common stock issuable upon exercise of the warrants held by it.